EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                                       OF
                               INTELLICALL, INC.


     Pursuant  to  the  provisions  of  Section  242  of  the  Delaware  General
Corporation Law, the undersigned corporation hereby adopts the following Certificate of Amendment to the Certificate of Incorporation:

                                  ARTICLE ONE

     The name of the corporation is Intellicall, Inc. (the "Corporation").

                                  ARTICLE TWO

     The  following   amendment  to  Article   FOURTH  of  the   Certificate  of
Incorporation was adopted by the Board of Directors of the Corporation on January 26, 1995 and by the stockholders of the Corporation on May 11, 1995.

          "FOURTH: The total number of shares which the Corporation shall have authority to issue is 21,000,000 shares, of which 20,000,000 shares shall be common stock, par value $.01 per share ("Common Shares"), and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

     IN  WITNESS  WHEREOF,   the  undersigned   corporation  has  executed  this
Certificate of Amendment as of May 11, 1995.

                                        INTELLICALL, INC.



                                        By:  /s/ William O. Hunt
Signed 5/11/95                               -------------------
                                             William O. Hunt, Chief Executive
                                             Officer, President and Chairman
                                             of the Board



ATTEST:


/s/ Michael H. Barnes
---------------------
Michael H. Barnes
Secretary